Exhibit 16.1

October 7, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re: Precheck Health Services Inc.

Ladies and Gentlemen:

We have read the statements of Precheck Health Services, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated October 4, 2019 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Pinnacle Accountancy Group of Utah